October 15, 2019

Paul Mountford

Paul:
Pure Storage, Inc. (“Pure” or the “Company”) is where we’re changing the world with data, and we’d love to have you join us as Chief Operating Officer!

In this role, you will be responsible for handling strategic priorities for Charles Giancarlo, our CEO. You will report directly to Charlie and will be based in our Mountain View CA location.

Compensation
We are pleased to offer you an annual salary of $520,000, less payroll deductions and withholdings. You will be paid semi-monthly and you will be eligible for the standard Pure benefits as the Company adopts them pursuant to the terms of the applicable benefit plan.

We will recommend to the Compensation Committee of the Board of Directors that you be granted an award of restricted stock units (“RSU”) with a value of USD
$9,000,000. The number of RSUs will be determined by dividing the value above, by the prior 30-calendar day average of the NYSE closing price of the Company’s common stock, ending on the day prior to the date on which the grant is made and rounded down to the nearest whole share.

This RSU award will vest as follows: 1/4th of the total units on the first anniversary of the Vesting Commencement Date, with 1/16th of the total units vesting quarterly thereafter. The “Vesting Commencement Date” is the earliest of the following dates after your start date: March 20, June 20, September 20 or December 20, provided that your start date is at least five calendar days prior to such date, otherwise the Vesting Commencement Date will be on the next earliest date. This award will be subject to the provisions of the associated RSU award agreement to be entered into with the Company.

In addition, the Pure Storage board of directors sets executive performance targets at the beginning of the fiscal year, and you will be eligible to receive a performance restricted stock unit grant in the next review cycle that will take place early next fiscal year.

You are eligible to earn an incentive bonus equal to 100% of your annual base salary, subject to the terms and conditions of the corporate incentive bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time.

We are pleased to offer you a one-time sign-on bonus of $250,000, which will be included in your first paycheck, less payroll deductions and withholdings ("Sign-On Bonus"). If your employment is terminated for any reason other than a layoff within the first 12 months of continuous service, you agree to repay the Sign-On Bonus at a prorated rate based on months of service. The prorated amount to be recovered will be limited to the net after tax amount you received.

Change in Control
You will be eligible to participate in the Pure Storage, Inc. Change in Control Severance Benefit Plan, a copy of which will be provided to you along with this offer letter.

Confidential Information
We work hard to keep all things Pure, literally! We expect that in your work at Pure, you not use or disclose any confidential information, including trade secrets, of any former employer or other person or company to whom you have an obligation of confidentiality. Rather, you may use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. By accepting employment with Pure, you agree that you have disclosed to us any contract you have signed that may restrict your activities on behalf of Pure.

Other Matters and Conditions
As a condition of starting employment with Pure, you will be asked to sign, return, and comply with the Employee Proprietary Information Agreement (EPIA), which outlines the prohibited, unauthorized use or disclosure of Pure’s confidential information, among other obligations. The EPIA will be provided to you once you have access to the on-boarding portal.

You may terminate your employment with Pure at any time and for any reason whatsoever simply by notifying us. Likewise, Pure may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and a Pure officer.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this offer, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration in Palo Alto, California conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. The JAMS Employment Arbitration Rules and Procedures are available for review on JAMS’ web site at http://www.jamsadr.com/rules-employment-arbitration/ and a hard copy of the rules will be provided to you upon request. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all administrative fees in excess of the amount of those administrative fees you would have been required to pay if the Claims were decided in a court of law. You may be represented by your own attorney, at your expense.
Nothing in this offer letter or this section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This offer is contingent upon the successful completion of background and reference checks and satisfactory proof of your right to work in the United States.

We may need your help to complete this process, so please assist as needed and complete any documentation to meet these conditions.

This letter, together with your Employee Proprietary Information Agreement, forms the complete and exclusive statement of the terms of your employment with Pure. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a Pure officer.

If you voluntarily resign or your employment with Pure is terminated for any reason other than a layoff within the first 12 months of continuous service, by signing this letter, you authorize Pure to deduct any outstanding amounts owed by you to Pure from your final paycheck.

We recognize this is an important decision for you, and we hope you’ve decided to join us in our mission. If you wish to accept employment at the Company under the terms described above, please inform me and we can discuss next steps.

This offer is contingent on you starting on or before November 4, 2019 at which point you must be free and clear of any obligations to your prior employer that would preclude your unrestricted employment by the Company and have completed the requirements above.

We look forward to the impact you will make as we continue to build, innovate, and grow!

Sincerely,

/s/ Charles Giancarlo
Charles Giancarlo, CEO

Accepted:

/s/ Paul Mountford
Paul Mountford